Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement (Form S-4) and related Prospectus of First Commonwealth Financial Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated March 3, 2025, with respect to the consolidated financial statements of First Commonwealth Financial Corporation and the effectiveness of internal control over financial reporting of First Commonwealth Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 3, 2025